EXHIBIT 99.2
Diodes, Inc. Third Quarter 2008 Financial Results Script
Thursday, November 06, 2008 @ 10:00am CST / 8:00am PST

FINAL
Call Participants: Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White
Operator:
Good morning and welcome to Diodes Incorporated’s third quarter 2008 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Thursday November 6, 2008. I would now like to turn the call to Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good morning and welcome to Diodes’ third quarter 2008 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Carl Wertz; Senior Vice President of Sales and Marketing, Mark King; and Senior Vice President of Finance, Richard White.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 6, 2008. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, in the Company’s press release and during this teleconference, management will discuss certain measures and information in GAAP and non-GAAP terms. A reconciliation of GAAP to non-GAAP results is provided in the financial tables following the text of the press release.
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu who is joining us from Taiwan. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO of Diodes
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
In June, we closed the Zetex acquisition. The results released today include our preliminary purchase accounting for that acquisition.
I am pleased to report another quarter of record revenue in which we achieved $134 million in total sales, representing growth of 27 percent over the prior year and 15.5 percent sequentially.
Additionally, our GAAP earnings per share was a loss of $0.07 cents, and when excluding the $0.34 cents per share in non-cash purchase price accounting adjustments related to the acquisition of Zetex and $0.02 cents per share of stock option expense, our adjusted non-GAAP earnings per share in the third quarter was $0.29 cents.
The integration of Zetex remains on track and has been progressing well throughout the quarter. We continue to capitalize on the cross-selling opportunities, and as a result, in-process design activity is the highest it has ever been for the Company.

However, as everyone knows, the current macroeconomic environment has made it very challenging for most businesses. We expect market uncertainty to continue with a decrease in global demand, in particular in the consumer and computer markets in Asia, as well as general market softness in the United States and Europe.
As a result of current and future expectations for the overall economy, we have identified a number of opportunities to optimize our cost structure across the organization. As part of these efforts, we have been conducting a comprehensive review of our manufacturing operations to further identify additional expense reductions. These initiatives include:
•	A shut down of Zetex’s 4-inch wafer Fab line in Oldham by the end of this year, and the consolidation of wafer output to the 6 inch line in Oldham and the 5 and 6 inch lines at Diodes-FabTech.

•	A reduction in our U.K. fab headcount by approximately 10 percent by the end of November.

•	An immediate reduction in headcount at FabTech in Kansas City of approximately 25 percent.

•	Additionally, we will be porting the Zetex products into our packaging facilities in Shanghai faster than originally planned in order to reduce our dependence on subcontractors. We believe the majority of this conversion will be completed by the end of the first quarter of 2009.

•	Also as part of our manufacturing strategy, we will be closely evaluating our raw material costs in order to reduce our gold consumption while protecting and maintaining product performance.

•	Next, we have taken immediate action to reduce Cap-Ex authorizations to the minimum, from our previous model of 10 to 12 percent, with a current plan of less than 5 percent of revenues until such time that the market recovers and additional manufacturing capacity is needed. Currently, our China facilities are 80 to 85 percent loaded, which will allow for faster porting of Zetex products in conjunction with reduced Cap-Ex.

•	Lastly, we have implemented a hiring freeze, except for critical positions, and initiated a forced vacation for employees during the fourth quarter as well as the first quarter of 2009. From an overall expense perspective, we will continue to carefully manage costs in order to protect cash.
Looking forward, we expect the weakness and uncertainty in the economy to continue into the coming quarters, and therefore we want to take the necessary steps to manage through these difficult times. From an overall business perspective, we remain focused on executing the strategy that has proven successful for Diodes over the years.
We are confident that our acquisition of Zetex will continue to add significant value to our business as we further capitalize on the cross-selling opportunities and diversification benefits that the transaction offers our Company.
We continue to focus on design wins in order to add new revenue sources in the future.
Although the current economy creates a more challenging environment for businesses, I believe that over the long-term Diodes is in a better position for growth than ever before, and we are taking all the right steps to better position our Company for growth when the economy improves.
With that, I will turn the call over to Carl to discuss our third quarter financial results in more detail.

Carl Wertz, CFO
Thanks, Dr. Lu, and good morning everyone.
As a reminder, our third quarter financials include a full quarter of results from our acquisition of Zetex, compared to only one month of Zetex results in the second quarter, and reflect our preliminary purchase price accounting adjustments
Revenue for the third quarter was $134 million, representing an increase of 15.5 percent sequentially and 27.3 percent over the prior year period. The third quarter revenue set another all-time record for the Company.
Gross profit for the third quarter of 2008, which included a $5.2 million one-time, non-cash inventory purchase price adjustment related to the Zetex acquisition, was $38.1 million, or 28.4 percent of revenue.
Excluding the purchase price adjustments, adjusted gross margin was 32.5 percent as compared to 34.1 percent last quarter and 32.4 in the prior year period. The margin is primarily due to lower capacity utilization at our manufacturing operations as a result of market conditions as well as an effort to reduce finished goods inventory.
Selling, General & Administrative expenses for the quarter were approximately $21 million, or 15.6 percent of revenue, which was comparable to the second quarter on a percent of revenue basis and slightly above our expected range of 15 to 15.5 percent due to the lower revenue. Absolute dollar increases were primarily due to the addition of Zetex’s operations.
Included in third-quarter SG&A was $800,000 of non-cash, FAS123R, share-based compensation. Looking forward and as Dr. Lu mentioned, we remain focused on managing costs in order to keep expenses aligned with our revenue.
Research and Development investments in the quarter were $7.4 million, or 5.5 percent of revenue — within our expected range.
Under U.S. GAAP, acquired intangibles must be re-valued and amortized over their useful life and acquired in-process R&D must be expensed immediately. Therefore, Amortization of acquisition-related intangibles and Purchased in-process research and development for this quarter were $1.6 and $7.9 million, respectively. The $7.9 million is a one-time charge. Both of these expenses are non-cash purchase price adjustments relating to the Zetex acquisition.
Other expense amounted to approximately $2.4 million for the quarter, consisting of $1.8 million of interest income primarily related to our auction rate securities offset by $3 million of interest expense, related to our convertible bonds, and our loan for Zetex. In addition, we had foreign currency losses of $1 million related to existing hedges on the pre-acquisition Zetex books, primarily related to the strengthening of the U.S. dollar versus the British Pound.
For taxes, excluding purchase price accounting adjustments, our effective income tax rate in the third quarter was approximately 15 percent, which was within our guidance range and is an approximation for the fourth quarter.
Net loss on a GAAP basis was $2.9 million, or $0.07 per share. When reporting a net loss, EPS is calculated using basic shares of 41 million. For the fourth quarter, we expect the GAAP EPS to be reported using a fully-diluted share-count of approximately 43 million shares.
The $2.9 million GAAP loss included $14.8 million or $0.34 in net purchase price charges.
The purchase price charges consisted of the one-time $5.2 million non-cash inventory write-off to cost of goods sold, a one-time $7.9 million, non-cash write-off of acquired in-process research and development.
Also included in the GAAP loss was $200,000 for acquisition-related fixed asset depreciation expense booked to cost of goods sold and $1.6 million in amortization of acquisition related intangible assets. Going forward, we expect the quarterly purchase price charges to be approximately $150,000 to cost of goods sold, and $1.2 million for acquired intangible assets.

Excluding the acquisition charges, adjusted net income was $11.9 million, or $0.27 per share.
Net income adjusted for the purchase price accounting and excluding $600,000 in after-tax non-cash, stock option expense, was $12.5 million, or $0.29 per share.
One important note, as we mentioned in our earnings release, Diodes intends to change its reporting policy regarding FAS123R stock option expense.
Beginning in the fourth quarter, we will include the expense in our non-GAAP results. It is also important to remind everyone that current analysts’ consensus excludes this figure from our pro-forma results, and therefore may not provide an accurate comparison in future quarters.
Cash flow from operations for the quarter was $13.5 million, and $36.7 million year-to-date.
Turning to the balance sheet, at quarter-end, we had $82.7 million in cash, and $285 million in long-term investments, which represents the $320 million par value auction rate securities. I will speak about our auction rate securities position in a moment.

Our working capital at quarter-end was $201 million. Long-term term debt, including the convertible bond and the loan related to the Zetex acquisition, was $400 million.
In terms of our Auction Rate Securities, as we announced earlier this week, we have entered into a settlement with UBS. The major terms of the agreement are as follows:
•	First, at our option, UBS will repurchase our $320 million ARS portfolio at 100% of par value beginning June 30, 2010.

•	Second, we will be permitted to borrow up to 75 percent of the market value of our ARS portfolio. Currently, we have borrowed $165 million from UBS, and this agreement will currently provide an additional $48 million available to the Company.

•	Thirdly, UBS will provide a “no net cost” loan to Diodes, where our borrowing rate will equal the interest rate earned on our ARS portfolio.

•	In addition, UBS will refund to Diodes approximately $800,000, which is the difference between the interest we have paid on the $165 million acquisition loan and interest rate earned on our ARS portfolio.
This settlement is a significant development towards the resolution of the ARS situation. It provides Diodes with additional liquidity and access to this cash without creating additional costs to the Company.
Inventory at quarter-end was $99 million, which was a $2.6 million decrease from the second quarter, with inventory days at 94.

Accounts receivable was $110 million. A/R days improved from 77 days to 75 days this quarter.
Capital expenditures were $13.4 million for the quarter, primarily due to non-cancelable equipment purchase orders.
We will continue to closely manage our capital investments as a result of the current economic environment.
As Dr. Lu mentioned, CapEx will continue to remain significantly below our 10 to 12 percent model at an amount necessary to meet market and capacity demands.
Year-to-date, CapEx was $39 million or 11 percent of revenue.
Depreciation expense for the third quarter was $11 million and $27 million year-to-date.
Turning to our Outlook...
As we look to the fourth quarter of 2008, we expect market uncertainty to cause revenue to decline sequentially between 12 and 20 percent. We expect GAAP earnings per share to range between $0.07 and $0.13, which includes approximately $0.03 of purchase price accounting adjustments. As such, Non-GAAP earnings per share is expected to range between $0.10 and

$0.16, which includes approximately $0.02 of stock option expenses as I mentioned earlier.
With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...
Mark King, Senior VP of Sales and Marketing
Thank you, Carl, and good morning.
As Dr. Lu mentioned, the integration of Zetex has been progressing well, in particular from a sales perspective, which includes all reps and distributors in North America and Europe. The new organization is trained and moving forward to further capitalize on the customer traction and cross-selling opportunities. In Asia, the integration of the direct sales organization is complete, and we expect the consolidation of the distributor network to be finalized in the first quarter of 2009.
Let me begin the discussion with the segment breakout of the consolidated businesses: computing represented 31 percent of revenue; consumer 29 percent; industrial 21; communications 15 percent; and automotive 4 percent. The addition of Zetex’s business has contributed to increased diversification in our market segments, which we believe will provide added benefits to the Company over the long-term.

Now turning to new products...
New product revenue was 23 percent of sales during the quarter. Zetex has traditionally focused on products that tend to operate with longer design cycles, but also longer life cycles, which has resulted in a traditionaly lower percentage of new product sales than Diodes. We believe this is an area of synergy as we expect to provide greater exposure and more rapid expansion in these new product initiatives.
During the third quarter, we released 54 new products, including 15 analog, 14 MOSFETs, 11 SBR® devices, and 6 bi-polar transistors. The bi-polar transistors were customer specific in the areas of power supply, adapters, and voice over IP. These transistors are good examples of how we have begun to use Zetex’s industry-leading bi-polar technology in Diodes’ competitive and expanded range of packaging.
In terms of product introductions, we announced a family of 12 new USB power switches that protect USB ports, while providing a cost effective and small form-fit package in a wide range of consumer and computing applications. As many of you know, the USB port has become the de-facto method of connection between many products and is increasingly used as a convenient way to charge or power these devices. We are very excited about this new family of products and customer interest is high. We have already sampled these products with 5 of our major customers within notebooks and set-top box.
Also in the quarter, we expanded our Zetex LED driver series with the introduction of 3 new miniature LED drivers offering improved accuracy and thermal performance. These new products bring a smaller footprint and energy savings to lighting applications and are designed for a broad range of automotive, architectural and industrial lighting applications. With an output current accuracy better than one percent, these LED drivers provide highly accurate current matching at working voltages up to 60 volts and will support up to 15 LEDs. We have sampled with 3 customers and have generated significant additional interest from new and existing customers in the quarter. The introduction of these products extends our position as a market leader in the high brightness LED driver space.
In regards to geographic breakout, Asia represented 71.5 percent of total revenues. We continued to achieve growth in Asia during the quarter, but it was less than what we normally experience at this time of the year. Data communications, mobile phones, notebooks and DC fans drove modest revenue growth, whereas panels and LCD-TVs showed a sharp drop in demand. Design activity for the territory was at its strongest level with 155 wins at 70 customers in the quarter that included 45 analog, 10 Hall and 100 discrete, including 35 MOSFETs and 20 SBR® products. 24 of the wins in the quarter were for Zetex products. Design activity was centered on notebooks, LCD-TV and panel, mobile phone and power supply. Distributor point of purchase was down in the quarter due to lower than expected point of sales and expectations for the fourth quarter. Distributor inventory decreased in the quarter.
Now turning to North America, sales represented 16 percent of total revenue. We saw pressure in our industrial accounts due to the slowdown in the housing market. Gains in set-top boxes were offset by a continued movement of manufacturing to Asia. Distributor point of purchase was up slightly, while inventory remained flat. Business moving into the fourth quarter remains soft, and the distribution channel is cautious about the market and continues to reduce inventory in response.
In total, we achieved 95 design wins in North America during the quarter at 34 customers: 12 of these for analog, 78 discrete, and 5 in SBR®.
In terms of wafer sales, we were off 5 percent in the third quarter.
Sales in Europe accounted for 12.5 percent of revenues. Overall the revenue was down in the region due to greater than normal seasonal slowdowns in the industrial and automotive markets. Distributor point of purchase decreased in the quarter as they continued to reduce inventory due to concerns in the overall global economy. Therefore distributor inventory decreased 5 percent in the quarter.
Our design-win momentum in Europe continued to expand in the third quarter with 58 wins at 31 accounts: including 37 discrete, 19 analog and 2 Hall sensor design wins.
In terms of global design wins, it was an exceptional quarter with wins at 135 accounts globally. In-process design activity is at an all time high. We see this as evidence of our expanded sales and FAE organization, as well as the synergies of the combined lines. With the addition of our Zetex product portfolio, we have a significant number of products and the interest from the customer base is high. Activity for the quarter featured our recently released USB switch where we have specific interest at our key set-top box and notebook customers.
Design wins and in process design activity was also highlighted by:
•	SBR® with key wins in a broad range of applications including voice-over-IP, power supply and display module

•	LED lighting products with multiple auto application, white goods and emergency lighting

•	Current Monitors in automotive, DC to DC converter and a money control applications

•	And MOSFET momentum continued with 40 socket wins in the quarter

In summary, for the fourth quarter and near term, we expect market weakness to continue. But, as the economy improves, we believe we are in a better position to grow our business than ever before. We have a high level of new products with strong interest from key accounts, as well as a broad portfolio of products that provide increased opportunities for cross-selling and customer expansion. Additionally, our recent design activity is at its highest level in the history of the Company with wins at more than 135 accounts globally. Our expanded distribution channels as well as global sales and field-applications team have further strengthened our organization. With the progress we have made to-date integrating Zetex’s business, we see a strong indication of the success and value that the combined business can achieve over the long-term. Diodes’ strategy for growth has consistently proven successful over the years, and we remain focused on execution, while carefully managing costs and benefiting from operational and manufacturing efficiencies where available.
With that, we will open the call for questions.
Q&A Session
Upon Completion of the Q&A...
Dr. Lu:
Thank you for your participation today; we appreciate your time and consideration. Operator, we may now disconnect.